(m)(9)(i)

AMENDED SCHEDULE A

to the

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

CLASS R SHARES

Name of Fund

ING Floating Rate Fund

ING Intermediate Bond Fund